EXHIBIT 12.1

                            CONSOLIDATED HYDRO, INC.
                 STATEMENT REGARDING COMPUTATIONS OF DEFICIENCY
                        OF EARNINGS TO FIXED CHARGES AND
    OF DEFICIENCY OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)



                                                                     1997       1996       1995       1994      1993
                                                                     ----       ----       ----       ----      ----
   Loss before provision for income taxes, extraordinary item
       and cumulative effect of accounting changes               $ (11,161) $ (95,712) $ (15,899) $ (14,126) $ (8,190)

   Add:   Interest expense                                          29,591     26,876     21,778     18,980    13,868
             Amortization of debt                                      448        448        448        451       237
             Imputed interest - operating lease  (a)                 1,436      1,533      1,621      1,705     1,785
                                                                ------------------------------------------------------
                     Total earnings/(loss)                        $ 20,314  $ (66,855)   $ 7,948    $ 7,010   $ 7,700
                                                                =========== ========== ========== ========== =========
   Fixed charges:
             Interest expense                                     $ 29,591   $ 26,876   $ 21,778   $ 18,980  $ 13,868
             Capitalized interest                                      189      1,705      2,951      2,303       553
             Amortization of debt                                      448        448        448        451       237
             Imputed interest - operating lease  (a)                 1,436      1,533      1,621      1,705     1,785
                                                                ------------------------------------------------------
                                                                  $ 31,664   $ 30,562   $ 26,798   $ 23,439  $ 16,443
                                                                =========== ========== ========== ========== =========


   Deficiency of earnings to fixed charges                        $ 11,350   $ 97,417   $ 18,850   $ 16,429   $ 8,743
                                                                =========== ========== ========== ========== =========

   Preferred dividend requirement                                 $ 25,891   $ 23,732   $ 22,108   $ 20,688  $ 18,229
                                                                =========== ========== ========== ========== =========
   Deficiency of earnings to fixed charges and preferred
            stock dividends                                       $ 37,241  $ 121,149   $ 40,958   $ 37,117  $ 26,972
                                                                =========== ========== ========== ========== =========



(a) The percent of rent included above represents a reasonable approximation of the interest factor.